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                                                                   EXHIBIT 10.14

                         AGREEMENT OF SALE AND PURCHASE


       This agreement of sale and purchase ("Agreement") dated April 19, 1995, between ENERTEX, INC., a Texas corporation ("Seller"), and TITAN RESOURCES, L.P., a Texas limited partnership ("Purchaser"), evidences that Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all right, title and interest of Seller in certain non-producing oil and gas properties in Dunn County, North Dakota and Loving, Terrell, Ward and Winkler Counties, Texas on the terms and conditions hereinafter specified, and that, therefore, in consideration of the premises and of the mutual covenants and obligations specified herein, Seller and Purchaser agree as follows:

       1. Purchase of Properties. At the Closing (as hereinafter defined), in accordance with and subject to the other terms and conditions hereof, Seller shall sell, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, the following (collectively the "Properties"):

              (a) Jim Creek Prospect. All of Seller's right, title and interest in and to the letter agreements identified and described on Exhibit A attached hereto, including, without limitation, the oil, gas and mineral leases identified and described on Exhibit A;

              (b) Evetts Prospect. All of Seller's right, title and interest in and to the oil, gas and mineral leases identified and described on Exhibit B attached hereto, subject to the operating agreement identified and described on Exhibit B;

              (c) Culbertson Prospect. All of Seller's right, title and interest in and to the oil, gas and mineral leases identified and described on Exhibit C attached hereto, insofar as said leases cover the land identified and described on Exhibit C, subject to the assignment and operating agreement identified and described on Exhibit C; and

              (d) Barstow Prospect. All of Seller's right, title and interest in and to the oil, gas and mineral leases identified and described on Exhibit D attached hereto, insofar as said leases cover to the stated depth the land identified and described on Exhibit D, subject to the farmout agreement and term assignments identified and described on Exhibit D.

The letter agreements, operating agreements, assignment, farmout agreement and term assignments identified and described on Exhibits A, B, C and D are hereinafter individually called a "Contract" and
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collectively called the "Contracts." The oil, gas and mineral leases identified and described on Exhibits A, B, C and D are hereinafter individually called a "Lease" and collectively called the "Leases."

       2. Assumption of Obligations. At the Closing, Purchaser shall assume and agree to pay, perform and discharge promptly and completely as the same may be or become due all of the obligations and liabilities of Seller under the Contracts and Leases which accrue from and after the Closing (the "Assumed Obligations").

       3. Purchase Price and Payment. In addition to the assumption of the Assumed Obligations, Purchaser will pay to Seller for the Properties a price equal to the sum of (a) the price paid by Seller for the Properties, including lease bonuses, advance rentals and other acquisition costs and delay rentals, plus (b) title examination costs, brokers' commissions, attorneys' fees, filing fees, recording costs and transfer and sales taxes, if any, and other similar costs paid by Seller with respect to the acquisition of the Properties (collectively the "Acquisition Costs"). At the Closing, Purchaser will deliver or cause to be delivered to Seller, against delivery of the assignments conveying the Properties to Purchaser, immediately available funds ("Funds") in the amount of $1,065,623, being the estimated amount of the Acquisition Costs. As soon as practicable after the Closing, Seller shall calculate the difference, if any, between the estimated amount of the Acquisition Costs and the actual amount of the Acquisition Costs. If the estimated amount is less than the actual amount, Purchaser shall owe to Seller the difference thereof, but if the estimated amount is greater than the actual amount, Seller shall owe to Purchaser the difference thereof. Seller shall prepare a certificate (the "Post-Closing Certificate") certifying the actual amount of the Acquisition Costs and the net amount due to or owing by Seller (the "Post-Closing Adjustment"). Seller shall allow one or more designated representatives of Purchaser to observe the calculation of the Post-Closing Adjustment and to review all accounting records and other information used by Seller with respect thereto. As soon as practicable and in no event later than May 31, 1995, Seller shall deliver the Post-Closing Certificate to Purchaser.

       4. Additional Leases and Interests. Before the Closing, Seller may acquire additional oil, gas and mineral leases under the Contracts identified and described on Exhibit A and additional interests in the Leases identified and described on Exhibit D. If Seller acquires any such leases or interests, such leases shall be deemed Leases (and thus a part of the Properties) and such interests shall be deemed a part of the Properties for all purposes hereof, the Acquisition Costs actually paid by Seller with respect to such leases and interests shall be added to the actual amount of the Acquisition Costs for purposes of calculating the Post-Closing





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Adjustment and at the Closing Seller shall convey such leases and interests to
Purchaser as a part of the Properties.

       5. Representations and Warranties by Seller. In order to induce Purchaser to enter into this Agreement and each transaction contemplated hereby, Seller represents and warrants to Purchaser as follows:

              (a) Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

              (b) Authority. Seller has full power necessary, and has taken or by the Closing will have taken all action necessary, to authorize the execution, delivery and performance hereof by Seller. The execution, delivery and performance hereof by Seller will not conflict with nor result in a violation or breach of the terms or provisions of (i) the articles of incorporation or bylaws of Seller, (ii) any agreement to which Seller is a party or by which Seller or any of its properties or assets are bound, or (iii) any Judgment, statute, rule or governmental regulation applicable to Seller.

              (c) Validity and Enforceability. When this Agreement is signed by all parties hereto, it will be a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

              (d) Title. Seller has good and marketable title to the Properties free and clear of all liens, security interests, mortgages, pledges, preferential purchase rights or other encumbrances or claims other than (i) contractual obligations arising under the Contracts and the Leases, (ii) tax liens arising in the ordinary course of business with respect to obligations not yet due and (iii) imperfections of title and encumbrances which are not material in character, amount or extent and do not detract from the value nor interfere with the use of the Properties subject thereto or affected thereby or otherwise impair the operations to be conducted thereon.

              (e) Contracts and Leases. To the knowledge of Seller, the Contracts and the Leases are in full force and effect. Seller has not been advised by any other party of any default under any Contract or Lease. Seller has not taken any action or failed to take any action which would cause any Contract or Lease to fail to be in full force and effect or allow any other party to terminate any Contract or Lease.





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              (f)    Taxes.  All ad valorem and other taxes due and payable
       with respect to the Properties have been fully paid.

              (g) Consents. Other than as required under the Contracts, no consents, approvals, authorizations or other requirements prescribed by any agreement or any law, regulation or order must be obtained or satisfied by Seller for the execution, delivery and performance by Seller of this Agreement or any of the instruments to be executed and delivered by Seller in connection herewith.

              (h) No Litigation. No litigation, proceeding or governmental investigation is pending or, to Seller's knowledge, threatened affecting the Properties.

              (i) No Broker or Finder. Seller has not agreed to pay any party a commission, finder's fee or similar payment in regard to this Agreement or any matter related hereto nor taken any action on which a claim for any such payment could be based.

       6. Representations and Warranties by Purchaser. In order to induce Seller to enter into this Agreement and each transaction contemplated hereby, Purchaser represents and warrants to Seller as follows:

              (a) Organization. Purchaser is a limited partnership duly formed under the Texas Revised Limited Partnership Act. The general partner of Purchaser (the "General Partner") is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

              (b) Authority. Purchaser has full power necessary, and has taken or by the Closing will have taken all action necessary, to authorize the execution, delivery and performance hereof by Purchaser. The General Partner has full power necessary, and has taken or by the Closing will have taken all action necessary, to authorize the execution, delivery and performance hereof by the General Partner on behalf of the Purchaser. The execution, delivery and performance hereof by Purchaser will not conflict with nor result in a violation or breach of the terms or provisions of (i) the partnership agreement governing Purchaser, (ii) any agreement to which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or (iii) any judgment, statute, rule or governmental regulation applicable to Purchaser. The execution, delivery and performance hereof by the General Partner on behalf of Purchaser will not conflict with nor result in a violation or breach of the





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       terms or provisions of (i) the articles of incorporation or bylaws of the General Partner, (ii) any agreement to which the General Partner is a party or by which the General Partner or any of its properties or assets are bound or (iii) any judgment, statute, rule or governmental regulation applicable to the General Partner.

              (c) Validity and Enforceability. When this Agreement is signed by all parties hereto, it will be a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

              (d) Consents. No consents, approval, authorizations or requirements prescribed by any agreement or any law, regulation or order must be obtained or satisfied by Purchaser for the execution, delivery and performance by Purchaser of this Agreement or any of the instruments to be executed and delivered by Purchaser in connection herewith.

              (e) No Broker or Finder. Purchaser has not agreed to pay any party a commission, finder's fee or similar payment in regard to this Agreement or any matter related hereto nor taken any action on which a claim for any such payment could be based.

       7. Actions before the Closing. Seller and Purchaser covenant that before the Closing:

              (a) Availability of Data and Files. Seller shall make available to Purchaser's representatives all land files, lease files, abstracts, title opinions, seismic data or files and any interpretations of such data or files in the possession of Seller or its counsel and relating exclusively to the Properties.

              (b) Examination of Title. Purchaser shall make such examination of title to the Properties as it deems necessary or desirable. At or before 5:00 p.m., central standard time, on April 21, 1995, Purchaser shall furnish written notice to Seller stating whether or not Purchaser has found Seller's title to the Properties to be as represented in Section 5 hereof. If Seller's title is not found to be so, said written notice shall specify the objections to Seller's title to the Properties. Thereafter, Seller shall use its best efforts to satisfy any such objections. If Purchaser does not furnish said written notice at or before 5:00 p.m., central standard time, on April 21, 1995, Purchaser shall be deemed to have no objection to Seller's title to the Properties.





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              (c)    Waivers and Consents.  Seller shall use reasonable efforts to obtain all waivers of preferential purchase rights and consents to assignment required by the Contracts in connection with the consummation of the sale and purchase contemplated hereby. Purchaser acknowledges that Seller will be unable to obtain such waivers and consents before the Closing. If Seller is unable to obtain any such waiver or consent within sixty (60) days after the Closing, Purchaser shall have the right to negotiate, at its expense, with the appropriate party to obtain such waiver or consent.

              (d) Preserve Accuracy of Representations and Warranties. Seller and Purchaser each shall use its best efforts to refrain from taking any action which would render any representation or warranty contained in Section 5 or 6 hereof inaccurate as of the Closing. Seller promptly will notify Purchaser of any litigation, proceeding or governmental investigation that may be threatened or commenced against Seller involving in any way (i) this Agreement or the transactions contemplated hereby or (ii) any of the Properties.

              (e) Approvals. Seller and Purchaser each have taken or by the Closing will have taken all action necessary under applicable law to approve this Agreement and the transactions contemplated hereby.

       8. Closing and Post-Closing. The closing ("Closing") of the sale and purchase contemplated hereby will take place either (a) at the offices of Purchaser, 500 West Texas Avenue, Suite 500, Midland, Texas, at 10:00 a.m. on April 24, 1995, or (b) at any other place, date and time agreed upon by Seller and Purchaser. At Closing:

              (a) Deliveries by Seller. Seller will deliver or cause to be delivered to Purchaser:

                            (i) Assignments, in such forms as Seller and Buyer may agree but containing a special warranty of title, conveying the Properties to Purchaser; and

                            (ii)   The certificate contemplated by Section
                     9(c).

              (b) Deliveries by Purchaser. Purchaser will deliver or cause to be delivered to Seller:

                            (i)    The Funds; and





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                            (ii)   The certificate contemplated by Section
                     10(c).

       The closing at which the Post-Closing Adjustment shall be paid (the "Post-Closing") shall take place on the first business day after the expiration of ten (10) days after the Post-Closing Certificate is delivered by Seller to Purchaser, at 10:00 a.m. at the same location as the Closing. At the Post-Closing, the appropriate party shall pay the other party hereto an amount equal to the Post-Closing Adjustment.

       9. Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to proceed with the Closing is subject to the following conditions:

              (a) Representations. All representations and warranties of Seller herein will be true in all material respects at the time of the Closing;

              (b) Covenants. All covenants and agreements required hereby to be performed by Seller before the Closing will have been performed in all material respects; and

              (c) Certificate. Seller will have delivered to Purchaser an appropriate certificate as to the foregoing.

       10. Conditions Precedent to Obligation of Seller. The obligation of Seller to proceed with the Closing is subject to the following conditions:

              (a) Representations. All representations and warranties of Purchaser herein will be true in all material respects at the time of the Closing;

              (b) Covenants. All covenants and agreements required hereby to be performed by Purchaser before the Closing will have been performed in all material respects; and

              (c) Certificate. Purchaser will have delivered to Seller an appropriate certificate as to the foregoing.

       11.    Termination.  This Agreement may be terminated:

              (a)    By Purchaser.  By Purchaser if any condition provided in
       Section 9 hereof has not been satisfied or waived before the Closing;

              (b) By Seller. By Seller if any condition provided in Section 10 hereof has not been satisfied or waived before the Closing; or





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              (c)    By Either Party.  By Seller or Purchaser if the Closing
       has not occurred on or before April 30, 1995.

       12.    Taxes.

              (a) Apportionment of Ad Valorem and Real Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar tax obligations with respect to the Properties for the calendar year 1995 shall be apportioned as of the Closing. Purchaser shall file or cause to be filed all required reports and returns incident to such taxes and shall pay or cause to be paid to the taxing authorities all such taxes relating to the calendar year 1995, and Purchaser shall invoice Seller (with copies of applicable tax bills and assessments to confirm same) for Seller's apportioned share of such taxes, and Seller shall pay the same within thirty (30) days of receipt.

              (b) Sales Taxes. The Price is net of any sales taxes or other transfer taxes in connection with the sale of the Properties. Purchaser shall be liable for any sales tax or other transfer tax, as well as any applicable conveyance, transfer and recording fees, and transfer stamps or taxes imposed on the transfer of the Properties pursuant to this Agreement.

       13.    Miscellaneous.

              (a) Further Assurances. Seller will, at any time and from time to time after the Closing, upon Purchaser's request, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, all further documents or instruments required in connection with the assignment and conveyance of the Properties to Purchaser.

              (b) Assignment. Between the time of execution hereof and the Closing, neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof may be assigned by any party without the consent of the other party hereto. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

              (c) Expenses. Whether or not the transactions herein contemplated shall be consummated, Seller and Purchaser each shall pay its own expenses incident hereto and to preparing to consummate the transactions provided for herein.





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              (d)    Texas Law to Govern.  THIS AGREEMENT IS BEING SIGNED AND
       DELIVERED AND IS INTENDED TO BE PERFORMED IN TEXAS AND IS TO BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS.

       (e) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Each counterpart shall will be deemed an original, but all counterparts together shall constitute one and the same instrument.

              (f)    Survival.  The representations and warranties contained in
       Section 5 (d) shall expire at the Closing. Such expiration shall not affect the special warranty of title of Seller in the assignments delivered to Purchaser pursuant to Section 8(a)(i). The representations, warranties, covenants and agreements set forth elsewhere herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby and shall expire in accordance with the applicable statute of limitations.

              (g) Integration. THIS AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREIN ANDY MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY EVIDENCE OF PRIOR OR WRITTEN CONTEMPORANEOUS AGREEMENTS OF THE PARTIES.

              (h) Amendment Waiver and Cooperation. This Agreement may be amended only by a written instrument signed by Seller and Purchaser. Seller or Purchaser may waive any condition to its own obligations hereunder. Seller and Purchaser each will use its best efforts and good faith in satisfying all conditions to its obligations.

              (i) Notice. All notices hereunder shall be in writing and shall be mailed first class or express mail, postage prepaid, or sent by telegram, telecopy or other similar form of rapid transmission confirmed by mailing (by first class or express mail, postage prepaid) written confirmation at substantially the same time as such rapid transmission, or personally delivered to any individual designated of the receiving party. All such notices shall be mailed, sent or delivered as follows:

              If to Seller:        Enertex, Inc.
                                   500 West Texas Avenue, Suite 500





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                                   Midland, Texas 79701
                                   Attention: Jack D. Hightower
                                   Telecopy Number: (915) 687-3863

              If to Purchaser:     Titan Resources, L.P.
                                   500 West Texas Avenue, Suite 500
                                   Midland, Texas 79701
                                   Attention: George G. Staley
                                   Telecopy Number: (915) 687-3863

       Any notice so addressed and mailed shall be deemed to be given three (3) days after the date so mailed. Any notice so sent by rapid transmission shall be deemed to be given when receipt of such transmission is acknowledged. Any communication so delivered in person shall be deemed to be given when receipted for by, or actually received by, such person. Seller or Purchaser may, by proper written notice hereunder to the other party, change the address, individual or telecopy number to which notice shall thereafter be sent to such party.

       In order to evidence the foregoing, Seller and Purchaser have duly executed this Agreement the date first above written.


                                     SELLER:

                                       ENERTEX, INC.

                                       By:/s/ Jack D. Hightower
                                          --------------------------------------
                                          Jack D. Hightower,
                                          President


                                     PURCHASER:

                                       TITAN RESOURCES, L.P.

                                       By: Titan Resources I, Inc.,
                                            General Partner

                                            By:/s/ George G. Staley
                                               ---------------------------------
                                               George G. Staley,
                                               Vice President





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